EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Shoe Pavilion, Inc. on Form S-3 of our report dated March 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement as discussed in Note 8) appearing in the Annual Report on Form 10-K of Shoe Pavilion, Inc. for the year ended January 1, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
October 24, 2005